Exhibit 15

COLLATERAL PURCHASE AGREEMENT

This COLLATERAL PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 14, 2013 by and between Sopak AG, a Swiss corporation (the “Seller”), and Magellan Petroleum Corporation, a Delaware corporation (the “Buyer”).

PREAMBLE

WHEREAS, pursuant to a Loan Facility Agreement, dated July 7, 2009 and amended on December 18, 2009, August 31, 2010 and June 28, 2012 (as amended, the “Loan Agreement”) between the Seller and Yamalco Investments Limited, a Cyprus company (“Yamalco”), the Seller agreed to provide Yamalco with a loan in the principal amount of $15 million (the “Loan”).

WHEREAS, to secure Yamalco’s obligations under the Loan Agreement, Young Energy Prize S.A., a Luxembourg corporation which is a wholly-owned subsidiary of Yamalco (“YEP”), entered into a Pledge and Security Agreement with the Seller, dated as of July 7, 2009 and amended as of July 8, 2009 and March 11, 2010 (as amended, the “Pledge Agreement”), pursuant to which YEP pledged to the Seller collateral (the “Collateral”) including: (i) 9,264,637 shares of the Buyer’s common stock, par value $0.01 per share (the “Common Stock”), (ii) a warrant granting YEP the right to purchase an additional 4,347,826 shares of Common Stock ((i) and (ii) together, the “Pledged Securities”), and (iii) a Registration Rights Agreement, dated as of June 29, 2009 and amended as of October 14, 2009 and June 23, 2010 (as amended, the “Registration Rights Agreement”), between the Buyer, YEP and ECP Fund, SICAV-FIS, a Luxembourg corporation which is a subsidiary of Yamalco. The Collateral is further described in Schedule 1.

WHEREAS, by separate letters dated September 21, 2012 (such letters, together with the Loan Agreement and the Pledge Agreement, the “Original Transaction Documents”) the Seller advised each of the Buyer, Yamalco and YEP that an event of default under the Pledge Agreement had occurred and was continuing.

WHEREAS, at Seller’s direction the Buyer has registered the Pledged Securities in the Seller’s name on the Buyer’s corporate books and records.

WHEREAS, the Seller wishes to sell, assign, transfer and deliver the Collateral to the Buyer, and the Buyer wishes to purchase the Collateral from the Seller, as record owner, upon the terms and conditions set forth in this Agreement.

In consideration of the foregoing, and intending to be legally bound hereby, the parties hereto (the “Parties”) agree as follows:

Article I
PURCHASE AND SALE

Section 1.1 Purchase and Sale of the Collateral

Upon the terms and subject to the conditions of this Agreement, the Seller hereby sells, assigns, transfers and delivers all right, title and interest in and to the Collateral to the Buyer, and the Buyer hereby purchases the Collateral from the Seller, as record owner, for a total purchase price of Ten Million United States dollars ($10,000,000.00) (the “Purchase Price”).

Section 1.2 Payment

On the date hereof, the Buyer shall pay the Purchase Price to the Seller, by wire transfer of immediately available United States funds into the bank account of the Seller listed on Schedule 1.

Section 1.3 Delivery of Collateral

On the date hereof, (i) Buyer will pay the Purchase Price by wire transfer in immediately available funds to the account of Seller set forth on Schedule 1 and (ii) Seller will deliver the stock certificates and the executed stock power to the Buyer’s agent in London, such payment and delivery being deemed to occur simultaneously. The Parties acknowledge that the original warrant included in the Collateral is in the Buyer’s possession, and the Parties agree that upon payment of the Purchase Price such warrant will be cancelled by the Buyer, such cancellation to be effective simultaneously with the payment and delivery contemplated by the preceding sentence with no further action required by any party.

Article II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

Section 2.1 Organization and Authority

The Seller is a corporation duly organized, validly existing and in good standing under the laws of Switzerland. The Seller has (and at the relevant time had) full corporate power and authority to execute and deliver this Agreement and the Original Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Original Transaction Documents and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement and the Original Transaction Documents have been duly and validly executed and delivered by the Seller and constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their terms.

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Section 2.2 Conflicts

None of the execution and delivery by the Seller of this Agreement or the Original Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Seller, (ii) any order applicable to the Seller or by which any of its properties or assets are bound or (iii) any applicable law governing the sale of the Collateral to the Buyer as provided herein.

Section 2.3 Ownership.

The Seller is the sole record owner of the Pledged Securities, and upon delivery of and payment for the Pledged Securities as herein provided, the Buyer will acquire good title thereto, free and clear of any lien, adverse claim or other encumbrance upon or against the Pledged Securities. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any Pledged Securities (other than this Agreement), nor is it party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any shares of Common Stock.

Section 2.4 No Other Representations and Warranties.

Except for the express representations and warranties contained in this Article II, neither Seller, nor any other person on Seller’s behalf, makes any other express or implied representation or warranty with respect to the Seller, the Collateral or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by the Seller or any of its affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article II, Seller hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its affiliates or representatives (including any information that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of the Seller or any of its affiliates).

Section 2.5 Non-Reliance

The Seller acknowledges that it has not relied upon any representation or warranty made by the Buyer, or any other person on Buyer’s behalf, except as specifically provided in Article III of this Agreement.

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Article III
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 3.1 Organization and Authority

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

Section 3.2 Conflicts

None of the execution and delivery by the Buyer of this Agreement, the consummation of the transactions contemplated hereby, or compliance by the Buyer with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Buyer, (ii) any order applicable to the Buyer or by which any of its properties or assets are bound or (iii) any applicable law.

Section 3.3 No Other Representations and Warranties

Except for the express representations and warranties contained in this Article III, neither Buyer, nor any other person on Buyer’s behalf, makes any other express or implied representation or warranty with respect to the Buyer, the Collateral or the transactions contemplated by this Agreement, and Buyer disclaims any other representations or warranties, whether made by the Buyer or any of its affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article III, Buyer hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Seller or its affiliates or representatives (including any information that may have been or may be provided to Seller by any director, officer, employee, agent, consultant, or representative of the Buyer or any of its affiliates).

Section 3.4 Non-Reliance

The Buyer acknowledges that it has not relied upon any representation or warranty made by the Seller, or any other person on Seller’s behalf, except as specifically provided in Article II of this Agreement.

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Article IV
INDEMNIFICATION; LIMITATION OF LIABILITY

Section 4.1 Indemnification by the Seller

From and after the date hereof, the Seller shall save, defend, indemnify and hold harmless the Buyer and its affiliates, officers, directors, representatives, successors and assigns (the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities or claims (including, without limitation, reasonable fees and expenses of counsel) (hereinafter collectively, “Losses”), incurred, sustained or suffered by the Buyer Indemnified Parties to the extent arising out of, resulting from or related to any actual or alleged (i) inaccuracy in any representation or warranty made by the Seller contained in this Agreement, (ii) failure by the Seller to perform or breach by the Seller of any agreement contained in this Agreement or the Original Transaction Documents or (iii) breach by the Seller of any law applicable to (A) the sale of the Collateral as provided herein or (B) the rights and obligations of the Seller under the Original Transaction Documents.

Section 4.2 Indemnification by the Buyer

From and after the date hereof, the Buyer shall save, defend, indemnify and hold harmless the Seller and its affiliates, officers, directors, representatives, successors and assigns (the “Seller Indemnified Parties”) from and against any and all Losses incurred, sustained or suffered by the Seller Indemnified Parties to the extent arising out of, resulting from or related to any actual or alleged (i) inaccuracy in any representation or warranty made by the Buyer contained in this Agreement (ii) failure by the Buyer to perform or breach by the Buyer of any agreement contained in this Agreement, (iii) claim arising from the Seller’s exercise or non-exercise of voting rights in respect of the Pledged Securities at the Buyer’s annual shareholders meeting on January 16, 2013 or (iv) any claim or proceeding brought by any current or former officer, director or shareholder of the Buyer against the Seller arising from or relating to duties or obligations owed or alleged to be owed to such persons by the Buyer or its board of directors, excluding matters to the extent the Seller is obligated to indemnify the Buyer therefor pursuant to Section 4.1.

Section 4.3 Limitation of Liability

Notwithstanding Sections 4.1 and 4.2 above, neither Party shall be liable to the other Party for any consequential damages, special damages, punitive damages, exemplary damages, indirect damages or loss of profits arising out of a breach of this Agreement, it being understood that indemnification pursuant to Sections 4.1 and 4.2 for claims against a Party by a third party shall not be limited by this Section 4.3.

Article V
GENERAL PROVISIONS

Section 5.1 Fees and Expenses

All fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby (other than fees and expenses which are indemnifiable under Article IV) shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

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Section 5.2 Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 5.3 Consent to Jurisdiction; Waiver of Jury Trial

EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE COMMENCED AND PROSECUTED EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN A STATE COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK. EACH PARTY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY SUCH FEDERAL OR STATE COURT IN THE STATE AND COUNTY OF NEW YORK IN RESPECT OF ANY SUCH PROCEEDING. EACH PARTY CONSENTS TO SERVICE OF PROCESS UPON IT WITH RESPECT TO ANY SUCH PROCEEDING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 5.4 Further Assurances

The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

Section 5.5 Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOPAK AG

By:	/s/ Ann Ormsby
Name: Ann V. Ormsby
Title: Authorized Signatory

MAGELLAN PETROLEUM CORPORATION

By:	/s/ Mark Brannum
Name: Mark Brannum
Title: Vice President, General Counsel & Secretary

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SCHEDULE 1

COLLATERAL

1.	9,264,637 shares of common stock, par value $0.01 per share, of Magellan Petroleum Corporation, represented by Certificate No. 114951 for 4,632,318 shares and Certificate No. 114952 for 4,632,319 shares.

2.	Warrant dated as of September 2012 granting Sopak AG the right to purchase an additional 4,347,826 shares of common stock, par value $0.01 per share, of Magellan Petroleum Corporation.

3.	A Registration Rights Agreement, dated as of June 29, 2009 and amended as of October 14, 2009 and June 23, 2010, between Magellan Petroleum Corporation, Young Energy Prize S.A. and ECP Fund, SICAV-FIS, a Luxembourg corporation which is a subsidiary of Yamalco Investments Limited.

SELLER’S ACCOUNT

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